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                          MUTUAL FUND CUSTODY AGREEMENT











                                    MAS FUNDS

                     UNITED STATES TRUST COMPANY OF NEW YORK

                                  July 22, 1994
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                          MUTUAL FUND CUSTODY AGREEMENT

                                    MAS FUNDS

                                Table of Contents

Section/Paragraph                                                          Page
 1.  Appointment                                                             1
 2.  Delivery of Documents                                                   1
 3.  Definitions                                                             2
 4.  Delivery and Registration of the Property                               3
 5.  Voting Rights                                                           4
 6.  Receipt and Disbursement of Money                                       4
 7.  Receipt of Securities                                                   5
 8.  Use of Securities Depository or the Book-Entry System                   5
 9.  Foreign Sub-Custody Arrangements                                        6
10.  Instructions Consistent With The Charter, etc.                          7
11.  Transactions Not Requiring Instructions                                 8
12.  Transactions Requiring Instructions                                    11
13.  Repurchase Agreement Transactions                                      12
14.  Purchase of Securities                                                 12
15.  Sales of Securities                                                    13
16.  Records                                                                13
17.  Cooperation with Accountants                                           14
18.  Confidentiality                                                        14
19.  Equipment Failures                                                     14
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                          MUTUAL FUND CUSTODY AGREEMENT

                                    MAS FUNDS

                           Table of Contents continued

Section/Paragraph                                                          Page
20.  Right to Receive Advice                                                14
21.  Compliance with Governmental Rules and Regulations                     15
22.  Compensation                                                           15
23.  Indemnification                                                        15
24.  Responsibility of U.S. Trust                                           17
25.  Collection                                                             18
26.  Duration and Termination                                               18
27.  Notices                                                                18
28.  Further Actions                                                        19
29.  Amendments                                                             19
30.  Miscellaneous                                                          19
     Signatures                                                             20
     Attachment A - Portfolios Covered by This Agreement
     Attachment B - Fees and Expenses
     Attachment C - Authorized Persons
     Attachment D - Authorized Brokers

                                       ii
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                          MUTUAL FUND CUSTODY AGREEMENT

         THIS AGREEMENT is made as of July 22, 1994, by and between MAS FUNDS on behalf of certain of its portfolio series, a Pennsylvania business trust (the "Fund"), and UNITED STATES TRUST COMPANY OF NEW YORK, a New York State chartered bank and trust company ("U.S. Trust").

                                   WITNESSETH:

         WHEREAS, the Fund is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain U.S. Trust to serve as the Fund's custodian for the assets of the portfolios of the Fund listed in Attachment A hereto, and to retain U.S. Trust to arrange for Morgan Stanley Trust Company ("Morgan Stanley") or its successor to serve as the Fund's sub-custodian for its assets held outside the United States pursuant to an agreement between U.S. Trust and Morgan Stanley, and U.S. Trust is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Fund hereby appoints U.S. Trust to act as custodian of its portfolio securities, cash and other property on the terms set forth in this Agreement. U.S. Trust accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 20 of this Agreement.

         2. Delivery of Documents. The Fund will promptly furnish to U.S. Trust such copies, properly certified or authenticated, of contracts, documents and other related information as U.S. Trust may request or require to properly discharge its duties, including but not limited to the following:

         (a) Resolutions of the Fund's Board of Trustees ("Board") authorizing the appointment of U.S. Trust as Custodian of the portfolio securities, cash and other property of the Fund and approving this Agreement;

         (b) Incumbency and signature certificates identifying and containing the signatures of the Fund's officers and/or the persons authorized to sign Written Instructions, as hereinafter defined, on behalf of the Fund;
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         (c) The Fund's Declaration of Trust and all amendments thereto (such
Declaration of Trust, as currently in effect and as they shall from time to time be amended, are herein called the "Charter");

         (d) The Fund's By-Laws and all amendments thereto (such By-Laws, as currently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

         (e) Resolutions of the Fund's Board and/or the Fund's shareholders approving the Investment Advisory and Management Agreement between the Fund and the Fund's investment adviser (the "Advisory Agreement");

         (f) The Advisory Agreement; and

         (g) The Fund's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended ("the 1933 Act"), as filed with, and declared effective by, the Securities and Exchange Commission (the "SEC") and all exhibits, amendments and supplements thereto, including any opinion of counsel for the Fund with respect to the validity of the shares of the Fund (the "Shares") and the status of such Shares under the 1933 Act as registered with the SEC and under any other applicable federal law or regulation.

         3. Definitions.

         (a) "Authorized Person". As used in this Agreement, the term "Authorized Person" means the Fund's President, Vice-President Treasurer and any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board to give Written Instructions on behalf of the Fund and listed on Attachment B hereto, which may be amended from time to time.

         (b) "Book-Entry System". As used in this Agreement, the term "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

         (c) "Property". The term "Property", as used in this Agreement, means:

               (i) any and all securities, cash, and other property of the Fund which the Fund may from time to time deposit, or cause to be deposited, with U.S. Trust, or a subcustodian, which U.S. Trust, or the subcustodian, may from time to time hold for the Fund;

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               (ii) all income in respect of any such securities or other property;

               (iii) all proceeds of the sales of any of such securities or other property; and

               (iv) all proceeds of the sale of securities issued by the Fund, which are received by U.S. Trust, or a subcustodian, from time to time from or on behalf of the Fund.

         (d) "Securities Depository". As used in this Agreement the term "Securities Depository" shall mean The Depository Trust Company, a clearing agency registered with the SEC, or its successor or successors and its nominee or nominees; and shall also mean any other registered clearing agency, its successor or successors, specifically identified in a certified copy of a resolution of the Fund's Board approving deposits by U.S. Trust therein.

         (e) U.S. Trust "Asset Management System" (AMS) means U.S. Trust's recordkeeping and reporting system.

         (f) "Written Instructions". Means instructions

               (i) delivered by mail, tested telegram, cable, telex or facsimile sending device, and received by U.S. Trust, signed by an Authorized Person or by a person reasonably believed by U.S. Trust to be an Authorized Person; or

               (ii) transmitted electronically through the U.S. Trust Asset Management System or any similar electronic instruction system acceptable to U.S. Trust.

         4. Delivery and Registration of the Property. The Fund will deliver or cause to be delivered to U.S. Trust all Property owned by it which is held within the United States, including cash received for the issuance of its Shares, at all times during the period of this Agreement, except for securities and monies to be delivered to any subcustodian appointed pursuant to Paragraph 7 hereof. U.S. Trust will not be responsible for such securities and such monies until actually received by U.S. Trust or by any subcustodian. All securities delivered to U.S. Trust or to any such subcustodian (other than in bearer form) shall be registered in the name of the Fund or in the name of a nominee of the Fund or in the name of U.S. Trust or any nominee of U.S. Trust (with or without indication of fiduciary status) or in the name of any subcustodian or any nominee of such subcustodian appointed pursuant to Paragraph 7 hereof or shall be properly endorsed and in form for transfer satisfactory to U.S. Trust.

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         5. Voting Rights. With respect to all securities owned by the Fund, however registered. it is understood that the voting and other rights and powers of such securities shall be exercised bv the Fund. U.S. Trust's only duty shall be to mail to the Fund any documents received, including proxy statements and offering circulars, with any proxies for securities registered in a nominee name executed by such nominee. Where warrants, options, tenders or other securities have fixed expiration dates, the Fund understands that in order for U.S. Trust to act, U.S. Trust must receive the Fund's instructions at its offices in New York City, addressed as U.S. Trust may from time to time request, by no later than noon (New York City time) at least one business day prior to the last scheduled date to act with respect thereto (or such earlier date or time as permits the Fund a reasonable period of time in which to respond after U.S. Trust notifies the Fund of such date or time). Absent U. S. Trust's timely receipt of such instructions, such instruments will expire without liability to U.S. Trust.

         6. Receipt and Disbursement of Money.

         (a) U.S. Trust shall open and maintain a custody account for the Fund (the "Account") subject only to draft or order by U.S. Trust acting pursuant to the terms of this Agreement, and shall hold in such Account, subject to the provisions hereof, all cash received by it from or for the Fund. U.S. Trust shall make payments of cash to, or for the account of, the Fund from such cash only (i) for the purchase of securities for the Fund as provided in paragraph 12 hereof, (ii) upon receipt of Written Instructions for the payment of dividends or other distributions of shares, or for the payment of interest, taxes, administration, distribution or advisory fees or expenses which are to be borne by the Fund under the terms of this Agreement, any Advisory Agreement, or any administration agreement of the Fund; (iii) upon receipt of Written Instructions for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Fund and held by or to be delivered to U.S. Trust; (iv) to a subcustodian pursuant to Paragraph 7 hereof; or (v) upon receipt of Written Instructions for other Fund business purposes.

         (b) U.S. Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Fund.

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         7. Receipt of Securities.

         (a) Except as provided by Paragraph 8 hereof, U.S. Trust shall hold all securities and non-cash Property received by it for the Fund. All such securities and non-cash Property are to be held or disposed of by U.S. Trust for the Fund pursuant to the terms of this Agreement. In the absence of Written Instructions accompanied by a certified resolution authorizing the specific transaction by the Fund's Board, U.S. Trust shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and non-cash Property, except in accordance with the express terms provided for in this Agreement. In connection with its duties under this Paragraph 7, U.S. Trust may, at its own expense, enter into subcustodian agreements with other U.S. banks or trust companies for the receipt of certain securities and cash to be held by U.S. Trust for the account of the Fund pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) and that such bank or trust company agrees with U.S. Trust to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

         (b) Promptly after the close of business on each day, U.S. Trust shall furnish the Fund with confirmations and a summary of all transfers to or from the account of the Fund during said day. Where securities are transferred to the account of the Fund established at a Securities Depository or the Book Entry System pursuant to Paragraph 8 hereof, U.S. Trust shall also by book-entry or otherwise identify as belonging to the Fund the quantity of securities that belong to the Fund that are part of a fungible bulk of securities registered in the name of U.S. Trust (or its nominee) or shown in U.S. Trust's account on the books of a Securities Depository or the Book-Entry System. From time to time, and at least once monthly, U.S. Trust shall furnish the Fund with a detailed statement of the Property held for the Fund under this Agreement. U.S. Trust shall provide such other periodic reports as the Fund may reasonably request.

         8. Use of Securities Depository or the Book-Entry System. The Fund authorizes U.S. Trust, on a continuous and ongoing basis until instructed to the contrary by Written Instructions actually received by U.S. Trust (i) to deposit in a Securities Depository or the Book-Entry System all securities of the Fund eligible for deposit therein and (ii) to utilize a Securities Depository or the

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Book-Entry System to the extent possible in connection with the performance of its duties hereunder, including without limitation, settlements of purchases and sales of securities by the Fund, and deliveries and returns of securities collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

         (a) Securities and any cash of the Fund deposited in a Securities Depository or the Book-Entry System will at all times be segregated from any assets and cash controlled by U.S. Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. U.S. Trust will effect payment for securities and receive and deliver securities in accordance with accepted industry practices in the place where the transaction is settled, unless the Fund has given U.S. Trust Written Instructions to the contrary.

         (b) All Books and records maintained by U.S. Trust which relate to the Fund's participation in a Securities Depository or the Book-Entry System will at all times during U,.S. Trust's regular business hours be open to the inspection of the Fund's duly authorized employees or agents, and the Fund will be furnished with all information in respect of the services rendered to it as it may require.

         (c) U.S. Trust shall be liable to the Fund for any loss or damage to the Fund resulting from errors of which the Book-Entry System informs U.S. Trust or its agents or employees.

         9. Foreign Sub-Custody Arrangements, U.S. Trust has entered into a separate international custodian agreement with Morgan Stanley governing the custody of the foreign securities of the Fund (the "International Custodian Agreement"). Under the International Custodian Agreement, Morgan Stanley will serve as custodian and will receive, safeguard and deliver the Fund's foreign securities which U.S. Trust causes to be deposited with Morgan Stanley from time to time. U.S. Trust agrees that, as a precondition to the deposit of each foreign security of the Fund with Morgan Stanley pursuant to the International Custody Agreement, U.S. Trust must ascertain that Morgan Stanley has entered into a written contract with each foreign subcustodian to be used thereunder which provides in substance that, as a "Customer" under the International Custodian Agreement:

         (a) the Fund will be adequately insured or indemnified in the event of loss;

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         (b) the Fund's assets will not be subject to any claim by the foreign subcustodian or its creditors except a claim for payment for custody or administrative services;

         (c) beneficial ownership of the Fund's assets will be freely transferable;

         (d) adequate records will be maintained identifying the assets as belonging to the Fund;

         (e) the Fund's independent public accountants will be given access to those records; and

         (f) the Fund will receive periodic reports with respect to the safekeeping of its assets.

         10. Instructions Consistent With The Charter, etc. U.S. Trust may assume that any Written Instructions received hereunder are not in any way inconsistent with any provision of the Charter or By-Laws of the Fund or any vote or resolution of the Fund's Board, or any committee thereof. U.S. Trust shall be entitled to rely upon any Written Instructions actually received by U.S. Trust pursuant to this Agreement. The Fund agrees that U.S. Trust shall incur no liability in acting in good faith upon Written Instructions given to U.S. Trust. In accord with instructions from the Fund, as required by accepted industry practice or as U.S. Trust may elect in effecting the execution of Fund instructions, any advance of cash or other Property made by U.S. Trust, arising from the purchase, sale, redemption, transfer or other disposition of Property of the Fund, or in connection with the disbursement of funds to any party, or in payment of fees, expenses, claims or liabilities owed to U.S. Trust by the Fund or to any other party which has secured judgment in a court of law against the Fund, which creates an overdraft in the accounts or over-delivery of Property shall be deemed a loan by U.S. Trust to the Fund, payable on demand, bearing interest at such rate as is customarily charged by U.S. Trust for similar loans. The Fund agrees that test arrangements, authentication methods or other security devices to be used with respect to instructions which the Fund may give by telephone, telex, TWX, facsimile transmission, bank wire or through an electronic instruction system, shall be processed in accordance with terms and conditions for the use of such arrangements, methods or devices as U.S. Trust may put into effect and modify from time to time. The Fund shall safeguard any test keys, identification codes or other security devices which U.S. Trust makes available to the Fund and agrees that the Fund shall be responsible for any loss, liability or damage incurred by U.S. Trust or by the Fund as a result of U.S. Trust's acting in accordance with instructions from any unauthorized person using the proper security device, unless such loss, liability or damage was incurred as a result of U.S. Trust's negligence or misconduct. U.S. Trust may electronically record, but shall not be obligated to so record, any instructions given bv telephone and any other telephone discussions with respect to the Account. In the event that the Fund uses U.S. Trust's Asset Management System ("AMS"), the Fund agrees that U.S. Trust will not be responsible for the consequences of the failure of the AMS to perform for any reason beyond the reasonable control of U.S. Trust, or the failure of any communications carrier, utility or communications network. In the event the AMS is inoperable, the Fund agrees that it will accept the communication of transaction instructions by telephone, facsimile transmission on equipment compatible to U.S. Trust's facsimile receiving equipment or by letter, at no additional charge to the Fund.

         11. Transactions Not Requiring Written Instructions. U.S. Trust is authorized and (unless expressly indicated to the contrary) instructed to take the following actions without Written Instructions:

         (a) Collection of Income and Other Payments. U.S. Trust shall:

             (i) collect and receive for the account of the Fund, all income and other payments and distributions, including (without limitation) stock dividends, rights, warrants and similar items included or to be included in the Property of the Fund, and promptly advise the Fund of such receipt and shall credit such income, as collected, to the Fund. From time to time, U.S. Trust may elect, but shall not be so obligated, to credit the Account with interest, dividends or principal payments on payable or contractual settlement dates, in anticipation of receiving same from a payor, central depository, broker or other agent employed by the Fund or U.S. Trust. Any such crediting and posting shall be at the Fund's sole risk, and U.S. Trust shall be authorized to reverse any such advance posting in the event U.S. Trust does not receive good funds from any such payor, central depository, broker or agent of the Fund. U.S. Trust will take any reasonable action which may be necessary and proper in connection with the collection of such interest, dividends or principal payments, provided the Fund will reimburse U.S. Trust for any reasonable attorneys' fees in connection therewith.

             (ii) with respect to securities of foreign issuers held in custody by U.S. Trust hereunder, if any, effect collection of dividends, interest and other income, and notify the Fund of any call for redemption, offer of exchange, right of subscription, reorganization, or other proceedings affecting such securities, or any default in payments due thereon. It is understood, however, that U.S. Trust shall be under no responsibility for any failure or delay in effecting such collections or giving such notice with respect to securities of foreign issuers unless such failure or delay is due to its negligence or misconduct; provided that this sub-paragraph (ii) shall not be construed as creating any such responsibility with respect to securities of non-foreign issuers. Collections of income in foreign currency are, to the extent possible, to be converted into United States Dollars, unless the Fund instructs U.S. Trust otherwise in writing, and in effecting such conversion U.S. Trust may use such methods or agencies as it may see fit, including the facilities of its own foreign division, at customary rates. All risk and expense incident to such conversion is for the account of the Fund and U.S. Trust shall have no responsibility for fluctuations in exchange rates affecting any such conversion, provided such conversion is performed promptly.

             (iii) endorse and deposit for collection in the name of the Fund, checks, drafts, or other orders for the payment of money on the same day as received.

             (iv) receive and hold for the account of the Fund all securities received by the Fund as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities of the Fund held by U.S. Trust hereunder.

             (v) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed or retired, or otherwise become payable on the date such securities become payable.

             (vi) take any action which may be necessary and proper in connection with the collection and receipt of Fund income and other payments and the endorsement for collection of checks, drafts and other negotiable instruments.

             (vii) with respect to domestic securities, exchange securities in temporary form for securities in definitive form, effect an exchange of the shares where the par value of stock is changed, and surrender securities at maturity or when advised of earlier call for redemption against payment therefor in accordance with accepted industry practice. U.S. Trust shall not be liable for failure to redeem any called bond or to take other action if notice of such call or action was not provided by any service to which it subscribes, provided that U.S. Trust shall have acted in good faith without being negligent and in accordance with "street practice" (as is customary in industry). U.S. Trust shall have no duty to notify the Fund of any rights, duties, limitations, conditions or other information set forth in any security (including mandatory or optional put, call and similar provisions), but U.S. Trust shall forward to the Fund any notices or other documents received with regard to any such security. When fractional shares of stock of a declaring corporation are received as a stock distribution, unless specifically instructed to the contrary in writing, U.S. Trust is authorized to sell the fraction received and credit the Fund's account. Unless specifically instructed to the contrary in writing, U.S. Trust is authorized to exchange securities in bearer form for securities in registered form. If any Property registered in the name of a nominee of U.S. Trust is called for partial redemption by the issuer of such Property, U.S. Trust is authorized to allot the called portion to the respective beneficial holders of the Property in such manner as is deemed by U.S. Trust to be fair and equitable.

         (b) Miscellaneous Transactions. U.S. Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

             (i) for examination by a broker selling for the account of the Fund in accordance with street delivery custom;

             (ii) for the exchange of interim receipts or temporary securities for definitive securities; and

             (iii) for transfer of securities into the name of the Fund or U.S. Trust or a nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to U.S. Trust.


          12. Transactions Requiring Instructions. Upon receipt of Written Instructions and not otherwise, U.S. Trust, directly or through the use of a Securities Depository or the Book-Entry System, shall:

         (a) Execute and deliver to such persons as may be designated in such Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any securities may be exercised;

         (b) Deliver any securities held for the Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

         (c) Deliver any securities held for the Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, against receipt of such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

         (d) Make such transfers or exchanges of the assets of the Fund and take such other steps as shall be stated in said instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

         (e) Release securities belonging to the Fund to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that securities shall be released only upon payment to U.S. Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, subject to proper prior authorization, further securities may be released for that purpose; and pay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

         (f) Deliver any securities held for the Fund upon the exercise of a covered call option written by the Fund on such securities; and

         (g) Deliver securities held for the Fund pursuant to separate security lending and repurchase agreements concerning the lending of the Fund's securities into which the Fund may enter, from time to time.

         13. Repurchase Agreement Transactions. U.S. Trust is authorized to make temporary short-term investments of the Fund's excess cash (as presented to U.S. Trust by Mutual Funds Service Company) pursuant to the standing instructions set forth in this section 13. U.S. Trust shall invest excess cash in repurchase agreements with maturities of not more than 7 days entered into with banks or dealers approved by the Fund's Board of Trustees, as set forth in Attachment D to this Agreement. The collateral must be segregated from the assets of the seller of the repurchase agreement and held in a separate account with a third party custodian in the name of U.S. Trust on behalf of the Fund. U.S. Trust is responsible for ensuring that the underlying collateral consists of only U.S. Government securities, certificates of deposit and bankers' acceptances. If the underlvlng collateral has a maturity of two years or less, the market value of the collateral shall equal at least 101% of the cash value of the repurchase agreement. If the underlying collateral has a maturity of greater than two years, the market value of the collateral shall equal at least 102% of the cash value of the repurchase agreement. U.S. Trust will be liable to the Fund if it acts beyond the authority granted to it by the Fund pursuant to this standing instruction.

         14. Purchase of Securities. Promptly after each purchase of securities by the Investment Adviser (or any sub-adviser), the Fund shall deliver to U.S. Trust (as Custodian) Written Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount purchased and accrued interest, if any,
(c) the dates of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and (f) the name of the person from whom or the broker through whom the purchase was made. U.S. Trust shall upon receipt of securities purchased by or for the Fund pay out of the monies held for the account of the Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Written Instructions.

         In each case where payment for purchase of securities is made by U.S. Trust in advance of receipt of the securities purchased in the absence of specific Written Instructions from the Fund to so pay in advance, U.S. Trust shall be liable to the Fund for such securities to the same extent as if the securities had been received by U.S. Trust, unless the custom of the individual country is to make payment for the securities in advance of receipt of the securities.

         15. Sales of Securities. Promptly after each sale of securities by the Investment Adviser, the Fund shall deliver to U.S. Trust (as Custodian) Written Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit, (e) the total amount payable to the Fund upon such sale and (f) the name of the broker through whom or the person to whom the sale was made. U.S. Trust shall deliver the securities upon receipt of the total amount payable to the Fund upon such sale, provided that the same conforms to the total amount payable as set forth in such Written Instructions. Subject to the foregoing, U.S. Trust may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

         16. Records. U.S. Trust shall keep and maintain appropriate books and records with respect to its duties hereunder for the Fund. The books and records pertaining to the Fund which are in the possession of U.S. Trust shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and regulations. The books and records pertaining to the Fund which are in the possession of U.S. Trust shall be the property of the Fund.
The Fund, or the Fund's authorized representatives, shall have access to such books and records at all times during U.S. Trust's normal business hours, and such books and records shall be surrendered to the Fund promptly upon request. Upon reasonable request of the Fund, copies of any such books and records shall be provided by U.S. Trust to the Fund or the Fund's authorized representative at the Fund's expense.

         17. Cooperation with Accountants. U.S. Trust shall cooperate with the Fund's independent certified public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their unqualified opinion, including but not limited to the opinion included in the Fund's semiannual report on Form N-SAR.

         18. Confidentiality. U.S. Trust agrees on behalf of itself and its employees to treat confidentially and as the proprietary information of the Fund all records and other information relative to the Fund and its prior, present or potential shareholders and relative to the Investment Adviser and its prior, present or potential customers, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where U.S. Trust may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Nothing contained herein, however, shall prohibit U.S. Trust from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Fund.

         19. Equipment Failures. In the event of equipment failures beyond U.S. Trust's control, U.S. Trust shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall not have liability with respect thereto. U.S. Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for back up emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         20. Right to Receive Advice.

         (a) Advice of Fund. If U.S. Trust shall be in doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Fund clarification or advice.

         (b) Advice of Counsel. if U.S. Trust shall be in doubt as to any question of law involved in any action to be taken or omitted by U.S. Trust, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund or U.S. Trust, at the option of U.S. Trust).

         (c) Conflicting Advice. In case of conflict between directions or advice received by U.S. Trust pursuant to subparagraph (a) of this paragraph and advice received by U.S. Trust pursuant to subparagraph (b) of this paragraph, U.S. Trust shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

         (d) Protection of U.S. Trust. U.S. Trust shall be protected in any action or inaction which it takes or omits to take in reliance on any directions or advice received pursuant to subparagraph (a) of this section which U.S. Trust, after receipt of any such directions or advice, in good faith believes to be consistent with such directions or advice. However, nothing in this paragraph shall be construed as imposing upon U.S. Trust any obligation (i) to seek such directions or advice, or (ii) to act in accordance with such directions or advice when received, unless, under the terms of another provision of this Agreement, the same is a condition to U.S. Trust's properly taking or omitting to take such action. Nothing in this subparagraph shall excuse U.S. Trust when an action or omission on the part of U.S. Trust constitutes willful misfeasance, bad faith, negligence or reckless disregard by U.S. Trust of its duties under this Agreement.

         21. Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for insuring that the contents of its registration statement on Form N-1A, as filed with, and declared effective by, the SEC, and all amendments thereto, comply with all applicable requirements of the 1933 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction.

         22. Compensation. As compensation for the services described within this Agreement and rendered by U.S. Trust during the term of this Agreement, the Fund will pay to U.S. Trust, in addition to reimbursement of its out-of-pocket expenses, monthly fees as outlined in Attachment B.

         23. Indemnification. The Fund, as sole owner of the Property, agrees to indemnify and hold harmless U.S. Trust and its nominees from all taxes, charges, expenses, assessments, claims, and liabilities (including, without limitation, liabilities arising under the 1933 Act, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities and blue sky laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which U.S. Trust takes or does or omits to take or do
(i) at the request or on the direction of or in reliance on the advice of the Fund, or (ii) upon Written Instructions; provided, that neither U.S. Trust nor any of its nominees or subcustodians shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of (x) U.S. Trust's or such nominee's or subcustodian's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement or (y) U.S. Trust's own or its subcustodian's negligent failure to perform its duties under this Agreement. In order that the indemnification provisions contained in this Section 23 shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or save U.S. Trust harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that U.S. Trust will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend U.S. Trust against any claim in an amount exceeding $50,000 which may be the subject of this indemnification, and in the event that the Fund so elects it will so notify U.S. Trust and thereupon the Fund shall take over complete defense of the claim, and U.S. Trust shall in such situations initiate no further legal or other expenses for which it shall seek indemnification under this Section 23. U.S. Trust shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify U.S. Trust except with the Fund's prior written consent. In the event of any advance of cash for any purpose made by U.S. Trust resulting from orders or Written Instructions of the Fund, or in the event that U.S. Trust or its nominee or subcustodian shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's or subcustodian's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement or any agreement between U.S Trust and any nominee or subcustodian, the Fund shall promptly reimburse U.S. Trust for such advance of cash or such taxes, charges, expenses, assessments, claims or liabilities.

         24. Responsibility of U.S. Trust. U.S. Trust shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by U.S. Trust in writing. In the performance of its duties hereunder, U.S. Trust shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement. U.S. Trust shall be responsible for its own negligent failure or that of any subcustodian it shall appoint to perform its duties under this Agreement (including but not limited to any subcustodian appointed pursuant to a repurchase agreement transaction under section 13 of this Agreement) but to the extent that duties, obligations and responsibilities are not expressly set forth or referenced in this Agreement, U.S. Trust shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith, or negligence on the part of U.S. Trust or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, U.S. Trust in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any advice, direction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which U.S. Trust believes to be genuine, (b) the validity of the issue of any securities purchased or sold by the Fund, the legality of the purchase or sale thereof or the propriety of the amount paid or received therefor, (c) the legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor, (d) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor, (e) the legality of the declaration or payment of any dividend or distribution on Shares, or (f) delays or errors or loss of data occurring by reason of circumstances beyond U.S. Trusts control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown (except as provided in Paragraph 19), flood or catastrophe, acts of God, insurrection, war, riots, or failure of the mail, transportation systems, communication systems or power supply.

         25. Collection. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by U.S. Trust) shall be at the sole risk of the Fund. In any case in which U.S. Trust does not receive any payment due the Fund within a reasonable time after U.S. Trust has made proper demands for the same, it shall so notify the Fund in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto, and to telephonic demands, and await instructions from the Fund. U.S. Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. U.S. Trust shall also notify the Fund as soon as reasonably practicable whenever income due on securities is not collected in due course.

         26. Duration and Termination. This Agreement shall be effective as of the date hereof and shall continue until termination by the Fund or by U.S. Trust on 90 days' written notice. Upon any termination of this Agreement, pending appointment of a successor to U.S. Trust or a vote of the Shareholders of the Fund to dissolve or to function without a custodian of its cash, securities or other property, U.S. Trust shall not deliver cash, securities or other property of the Fund to the Fund, but may deliver them to a bank or trust company of its own selection, having aggregate capital, surplus and undivided profits, as shown by its last published report of not less than twenty million dollars ($20,000,000) as a successor custodian for the Fund to be held under terms similar to those of this Agreement, provided, however, that U.S. Trust shall not be required to make any such delivery or payment until full payment shall have been made by the Fund of all liabilities constituting a charge on or against the properties then held by U.S. Trust or on or against U.S. Trust and until full payment shall have been made to U.S. Trust of all of its fees, compensation, costs and expenses, subject to the provisions of Paragraph 22 of this Agreement.

         27. Notices. All notices and other communications (collectively referred to as "Notice" or "Notices" in this paragraph) hereunder shall be in writing or by confirm in telegram, cable, telex, or facsimile sending device.

Notices shall be addressed (a) if to U.S. Trust, at U.S. Trust's address, 114 W. 47th Street, New York, New York, 10036; (b) if to the Fund. at the address of the Fund, One Tower Bridge, West Conshohocken, Pennsylvania 19428; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given three days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been given two days after it is sent, or if sent by messenger, it shall be deemed to have been given on the day it is delivered, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

         28. Further Actions. Each party agees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         29. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         30. Miscellaneous. This Agreement embodies the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the parties hereto. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in New York and governed by New York law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                    MAS FUNDS

Attest: Lorraine Truten                     By:     /s/ James D. Schmid
       ----------------------                     ---------------------------
                                            Name:  James D. Schmid
                                                  ---------------------------
                                            Title: President
                                                  ---------------------------





                     UNITED STATES TRUST COMPANY OF NEW YORK

Attest: Jacqueline Bender                   By:    /s/ Peter C. Arrighetti
       ----------------------                     ---------------------------
                                            Name:  Peter C. Arrighetti
                                                  ---------------------------
                                            Title: Senior Vice President
                                                  ---------------------------

MUTUAL FUND CUSTODY AGREEMENT
MAS FUNDS
July 22, 1994

                                  ATTACHMENT A

                      Portfolios Covered by This Agreement




 1.     Equity Portfolio
 2.     Value Portfolio
 3.     Small Capitalization Value Portfolio
 4.     Growth Portfolio
 5.     Emerging Growth Portfolio
 6.     Fixed Income Portfolio
 7.     Fixed Income II Portfolio
 8.     Special Purpose Fixed Income Portfolio
 9.     High Yield Securities Portfolio
10.     Limited Duration Fixed Income Portfolio
11.     Intermediate Duration Fixed Income Portfolio
12.     Mortgage-Backed Securities Portfolio
13.     Balanced Portfolio
14.     Cash Reserves Portfolio
15.     Select Value Portfolio
16.     Select Equity Portfolio
17.     Select Fixed Income Portfolio
18.     Municipal Fixed Income Portfolio
19.     Pennsylvania Municipal Fixed Income Portfolio
20.     Global Balanced Portfolio

MUTUAL FUND CUSTODY AGREEMENT
MAS FUNDS
July 22, 1994

                                  ATTACHMENT B

                                Fees and Expenses

         The Fund will be billed monthly for fees and out-of-pocket expenses under its Mutual Fund Custody Agreement with U.S. Trust. Billings for fees and expenses will be due to U.S. Trust upon receipt and are based on the following schedules:

         For the services rendered pursuant to the Mutual Fund Custody Agreement, the Fund shall pay to U.S. Trust, net of any securities lending revenue due the Fund, a custody safekeeping fee and custody transaction fee computed and payable monthly as follows:


Domestic Custody Safekeeping Fees

    .8 Basis Points on the first $1 billion in assets in each Portfolio, plus .7 Basis Points on assets in excess of $1 billion in each Portfolio

Domestic Custody Transaction Fees

    $ 8.00 per DTC or Fed Book Entry transaction
    $15.00 per PTC transaction
    $28.00 per Physical transaction
    $40.00 per Future or Option Wire
    $ 8.00 per outgoing Wire Transfer

Global Custody Fees for Euroclear Eligible Securities

    4.0 Basis Points on the Funds' average net assets.
    $35.00 per Euroclear transaction

MUTUAL FUND CUSTODY AGREEMENT
MAS FUNDS
July 22, 1994

  Global Custody Fees for non-Euroclear Eligible Securities - Country Dependent

                                 Safekeeping Fee           Transaction Fee


Argentina                            32.0 basis points          $175
Australia                            11.0                         75
Austria                              10.0                         75
Belgium                              10.0                         75
Brazil                               32.0                        125
Canada                                7.0                         35
Denmark                              11.0                         35
Finland                              11.0                         35
France                                9.0                         75
Germany                               9.0                         35
Greece                               62.0                        125
Hong Kong                            10.0                         75
Indonesia                            22.0                        125
Ireland                              12.0                         75
Italy                                11.0                         35
Japan                                 8.0                         30
Malaysia                             17.0                        125
Mexico                               14.0                         75
Netherlands                          11.0                         35
New Zealand                          12.0                         75
Norway                               11.0                         35
Philippines                          22.0                        175
Portugal                             27.0                        175
South Africa                         14.0                         75
Singapore                            12.0                         75
Spain                                14.0                         50
Sweden                               11.0                         35
Switzerland                          11.0                         50
Thailand                             17.0                        125
United Kingdom                        7.0                         35
Venezuela                            47.0                        175
Other Countries                      10.0                         55

MUTUAL FUND CUSTODY AGREEMENT
MAS FUNDS
July 22, 1994

                                  ATTACHMENT B

                                Fees and Expenses

Balance Credits on Mutual Fund Custody

    Credit on overnight cash balances, less required reserves, will be paid to the Fund at a rate equal to 75% of the 90 day Treasury bill rate.

Out-of-Pocket Expenses

    Out-of-pocket expenses including but not limited to the cost of reregistration of foreign securities will be billed to the Fund on a monthly basis.

MUTUAL FUND CUSTODY AGREEMENT
MAS FUNDS
July 22, 1994

                                  ATTACHMENT D

                               Authorized Brokers


United States Trust Company of New York

J.P Morgan Securities

Goldman Sachs & Co.

Merrill Lynch & Co. Inc.

                                       D-1